Exhibit 10.2
MediaNews Group, Inc.
Shareholders’ Agreement
     THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made effective as of October 19, 2007 (the “Effective Date”), by and among The Singleton Family Voting Trust for MediaNews Group, Inc. (the “Singleton Family Voting Trust”) by Howell E. Begle Jr., Trustee, The Singleton Family Irrevocable Trust (the “Singleton Family Irrevocable Trust”) by Howell E. Begle, Jr. and Patricia Robinson, Trustees, The Singleton Family Revocable Trust (the “Singleton Family Revocable Trust”) by William Dean Singleton and Howell E. Begle, Jr., Trustees (the Singleton Family Voting Trust, the Singleton Family Irrevocable Trust and the Singleton Family Revocable Trust being sometimes collectively referred to herein as the “Singleton Shareholders”), The Scudder Family Voting Trust for MediaNews Group, Inc. (the “Scudder Family Voting Trust”) by, Jean L. Scudder, Trustee, The Jean L. Scudder Irrevocable Trust (the “Jean L. Scudder Irrevocable Trust”) by Amy Trunnell, Trustee, the Scudder Family 1987 Trust (the “Scudder Family 1987 Trust”) by Jean L. Scudder, Trustee, Charles Scudder individually, Jean L. Scudder individually, Carolyn Miller, individually, and as Trustee under The Jennifer Miller Revocable Trust and The Katherine Miller Revocable Trust, and Elizabeth H. Difani, individually, and as Trustee under The Miguel Difani Irrevocable Trust, The Chipeta Difani Irrevocable Trust, and The Katya Difani Revocable Trust (the Scudder Family Voting Trust, the Jean L. Scudder Irrevocable Trust, the Scudder Family 1987 Trust, Charles Scudder individually, Jean L. Scudder individually, Carolyn Miller, individually, and as Trustee under The Jennifer Miller Revocable Trust and The Katherine Miller Revocable Trust, and Elizabeth H. Difani, individually, and as Trustee under The Miguel Difani Irrevocable Trust, The Chipeta Difani Irrevocable Trust, and The Katya Difani Revocable Trust, being sometimes collectively referred to herein as the “Scudder Shareholders”), Joseph J. Lodovic, IV, The Hearst Corporation, a Delaware corporation (“Hearst”), and MediaNews Group, Inc., a Delaware corporation (“MNG” or the “Company”).
     WHEREAS, the current equitable ownership of the Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of MNG by Singleton Shareholders, Scudder Shareholders and Joseph J. Lodovic, IV is as follows:

The Singleton Family Revocable Trust	254,858.9900	Shares of Class A Common Stock

The Singleton Family Irrevocable Trust	786,426.5100	Shares of Class A Common Stock

Joseph J. Lodovic, IV	58,199.0000	Shares of Class A Common Stock

Jean L. Scudder, Individually	185,817.3750	Shares of Class A Common Stock

Charles Scudder, Individually	260,321.3750	Shares of Class A Common Stock

Jean L. Scudder, as Trustee for Kurt Miller and Gabriel Difani under The Scudder Family 1987 Trust	123,743.7450	Shares of Class A Common Stock

Amy Trunnell, as Trustee for Benjamin Fulmer and Nina Fulmer under The Jean L. Scudder Irrevocable Trust	74,504.0000	Shares of Class A Common Stock

Elizabeth H. Difani, Individually	86,773.7917	Shares of Class A Common Stock

Elizabeth H. Difani, as Trustee under The Miguel Difani Irrevocable Trust, The Chipeta Difani Irrevocable Trust, and The Katya Difani Revocable Trust	112,305.6658	Shares of Class A Common Stock

Carolyn Miller, Individually	59,275.1825	Shares of Class A Common Stock

Carolyn Miller, as Trustee under The Jennifer Miller Revocable Trust and The Katherine Miller Revocable Trust	118,550.3650	Shares of Class A Common Stock

     (Each such shareholder is referred to herein as a “Class A Shareholder”);
     WHEREAS, the Class A Shareholders listed above now own, legally and beneficially, 2,120,776 shares of Class A Common Stock, representing 93.1% of the issued and outstanding shares of Class A Common Stock;
     WHEREAS, the Scudder Shareholders, the Singleton Shareholders, Joseph J. Lodovic, IV and the Company have previously entered into the Amended and Restated MediaNews Group, Inc. Shareholders Agreement, effective as of January 31, 2000, amended and restated as of March 16, 2004 and amended as of June 30, 2005 (the “Prior Shareholders’ Agreement”);
     WHEREAS, concurrently with the execution and delivery of this Agreement, Hearst is purchasing from the Company 100 shares of Class C Common Stock, par value $0.001 per share (the “Class C Common Stock”), of MNG, pursuant to the Stock Purchase Agreement, dated as of August 4, 2006 (the “Stock Purchase Agreement”), by and between the Company and Hearst (Hearst and each Hearst Permitted Transferee (as defined in Section 3.03 hereof) of Class C Common Stock that executes a written acknowledgement that such Hearst Permitted Transferee is bound hereby is referred to herein as a “Class C Shareholder” and, collectively with the Class A Shareholders, the “Shareholders”);
     WHEREAS, the parties hereto desire to enter into this Agreement in order to provide a continuing framework for their relationship as (in the case of the Class A Shareholders) legal and beneficial owners of Class A Common Stock and (in the case of the Class C Shareholders) legal and beneficial owners of Class C Common Stock, and to further define their mutual obligations (and in connection therewith, to terminate the Prior Shareholders’ Agreement); and
     WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.15 below;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto mutually agree as follows:
1. PROPOSED ACTIVITIES OF MNG
     1.01 Newspaper Publishing Business. Except as unanimously authorized by MNG’s Board of Directors and approved by Hearst, MNG will engage only in the business of owning and holding the securities or assets of companies that are in the business of publishing and distributing newspapers or are engaged in advertising or media based business.
2. RESTRICTIONS UPON SALE OR TRANSFER OF STOCK
     2.01 Generally. During the term of this Agreement, none of the Singleton Shareholders, the Scudder Shareholders, Hearst nor any other Person that is a party to or otherwise bound by the terms of this Agreement shall at any time sell, transfer, assign, pledge, give away or otherwise dispose of, alienate, or encumber in any manner whatsoever (each, a “Transfer”) any interest in, any shares of, or any interest in any voting trust certificates relating to, Class A Common Stock, Class C Common Stock or any other class, now or hereafter authorized, of capital stock of MNG (any such stock or interest in any voting trust certificate relating thereto being hereinafter referred to as “Stock”) beneficially owned by any of them, other than as hereinafter expressly provided in Sections 3, 4 and 5 of this Agreement, and any attempt to Transfer any Stock (or interest therein) in violation of this Agreement shall be void and of no effect and shall not be recognized or recorded in the stock transfer books of MNG.
     2.02 Additional Restrictions. Until the earlier of (i) the date on which none of the Company’s 6 7/8% Senior Subordinated Notes due October 1, 2013 and its 6 3/8% Senior Subordinated Notes due April 1, 2014 is outstanding, or (ii) the date on which MNG’s Leverage

Ratio, as such term is defined in the Indenture dated January 26, 2004 by and between the Company and The Bank of New York as Trustee, is less than 3:1, and except as otherwise provided in Section 3 or 4 hereof, no Person who is a party to or who is otherwise bound by the terms of this Agreement shall Transfer, in any manner whatsoever, any Stock (or interest therein) beneficially owned by it unless all shares of Stock of the Company then outstanding owned by the Shareholders are Transferred by the holders thereof in a single transaction or series of related transactions on the same terms.
3. PERMITTED TRANSFERS AMONG RELATED PARTIES
     3.01 Class A Permitted Transferees. During the term of this Agreement, any Class A Shareholder may at any time sell to MNG all or any portion of such Shareholder’s interest in shares of Stock, for such consideration as such Shareholder and MNG shall mutually determine appropriate, and any of the Class A Shareholders may at any time Transfer by inter vivos gift, testamentary bequest, or otherwise, for such consideration, if any, as such Person shall, in its, his or her sole discretion, determine appropriate (and without the prior consent of any other Shareholder), all or a portion of such Shareholder’s interest in shares of Stock to a family member of such Shareholder (i.e., spouse, parents, siblings, children, any descendants of the foregoing or any spouses of any of the foregoing) or to a trust for the benefit of such family member(s) or in the case of a trust, to its grantor or to its beneficiaries, provided that the Person or trustee of any trust to whom such shares are Transferred shall, together with its, his or her successors, assigns, distributees, legatees, personal representatives, any receiver or trustee in bankruptcy or trust beneficiaries, take such Stock subject to and be bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of this Section 3 and of Sections 2, 4, 5, 6 and 7 hereof, and further provided that the transferee shall execute and deliver to MNG a written acknowledgment of the foregoing, whereupon (i) a new certificate shall be issued representing the shares of Stock Transferred and bearing the restrictive legend set forth in Section 6.01 hereof and (ii) the transferee shall be deemed to be a “Class A Shareholder” for all purposes of this Agreement, and shall have all the rights and obligations of a Class A Shareholder hereunder.
     3.02 Agreement of the Trustees. Each of the Trustees acknowledges that he or she has only bare legal title to the Stock beneficially owned by the Singleton Shareholders and the Scudder Shareholders, respectively, and he or she agrees with all parties hereto that he or she shall promptly take all action necessary and appropriate to effect the transfer of title to any Stock that is permitted or required to be Transferred by the Singleton Shareholders or the Scudder Shareholders, as the case may be, pursuant to the provisions of this Section 3 or under Section 4 or 5. Each such Trustee further agrees that he or she shall not have the power to transfer title to any of the Stock owned of record by him except pursuant to a transfer permitted or required to be made by the Singleton Shareholders or Scudder Shareholders under this Section 3 or under Section 4 or 5. All of the provisions of this Section 3.02 shall be binding upon all successors and assigns of each such Trustee.
     3.03 Hearst Permitted Transferees. During the term of this Agreement, Hearst may at any time sell to MNG all or any portion of Hearst’s interest in shares of Stock for such consideration as Hearst and MNG shall mutually determine appropriate, and Hearst may at any time Transfer, for such consideration, if any, as Hearst shall, in its sole discretion, determine appropriate (and without the prior consent of any other Shareholder), all or a portion of Hearst’s interest in Stock to one or more Affiliates of Hearst (each, a “Hearst Permitted Transferee”), provided that (i) the Person to whom such Stock is Transferred shall, together with its successors and assigns, or any receiver or trustee in bankruptcy, take such Stock subject to and be bound by all of the terms and conditions of this Agreement, including, without limitation, the provisions of this Section 3 and of Sections 2, 4, 5, 6 and 7 hereof and (ii) such transferee shall execute and deliver to MNG a written acknowledgment of the foregoing, whereupon (x) a new certificate shall be issued representing the shares of Stock Transferred and bearing the restrictive legend set forth in Section 6.01 hereof, and (y) the transferee shall be deemed a “Class C Shareholder” for all purposes of this Agreement, and shall have all the rights and obligations of a Class C Shareholder hereunder. Any Transfer by Hearst, directly or indirectly, of a profit or voting interest in a Hearst Permitted Transferee that owns Stock shall be treated as a Transfer of Stock by Hearst hereunder.
4. TRANSFER OF STOCK WITH CONSENT OF BOARD AND HEARST
     4.01 Transfer by Consent. During the term of this Agreement any Shareholder may at any time Transfer, with or without consideration, all or any part of his, her or its Stock free and clear of any restrictions or limitations in this Agreement, but only with the express prior consent of both (i) the Board of Directors of MNG, which consent may be granted or withheld in the sole and absolute discretion of the Board of Directors of MNG, and (ii) Hearst, which consent may be granted or withheld in the sole and absolute discretion of Hearst.
5. COMPANY’S AND SHAREHOLDERS’ OPTIONS TO PURCHASE STOCK
     5.01 Option to Purchase. Subject to the restrictions set forth in Section 2.02 hereof, should any Shareholder (for purposes of this Section 5, a “Selling Shareholder”) desire to Transfer rights in all or any part of the Selling Shareholder’s Stock in a transaction not otherwise permitted under Section 3 or 4 hereof, whether the Selling Shareholder desires to initiate a

Transfer or is responding affirmatively to an offer to purchase, before doing so the Selling Shareholder shall first permit (i) the Company and thereafter (ii) the Shareholders (other than the Selling Shareholder and Hearst or any Hearst Permitted Transferee) (the “Remaining Shareholders”) to exercise an option to purchase the shares of Stock which the Selling Shareholder desires to Transfer in accordance with the provisions of this Section 5.
     (a) Subject to the restrictions set forth in Section 2.02 above, a Shareholder may solicit third parties to purchase its Stock prior to offering the same to the Company and the Remaining Shareholders, but no Transfer to a third party may be consummated until such Stock has been offered to (i) the Company and thereafter, (ii) the Remaining Shareholders in accordance with this Agreement.
     5.02 Required Notice. Upon deciding to Transfer all or any rights in all or any part of his, her or its Stock, whether the Selling Shareholder desires to initiate a Transfer or is responding affirmatively to an offer to purchase, except for Transfers expressly authorized pursuant to Sections 3 and 4 of this Agreement, the Selling Shareholder shall simultaneously notify the Company and the Remaining Shareholders of the intended Transfer. Such notice (the “Transfer Notice”) shall contain a complete description of the proposed transaction, including the identity of any proposed Transferee, the “Purchase Price” (as such term is defined in Section 5.04 hereof) offered by the Selling Shareholder or proposed by a bona fide third party transferee and all other material terms of such disposition. The Transfer Notice shall also specify whether the Selling Shareholder is only willing to Transfer all of his, her or its Stock, or is willing to Transfer only a portion thereof, and such specifications shall control the scope of any option to purchase thereunder.

     5.03 Scope and Priority of Company’s and Remaining Shareholders’ Options.
     (a) Upon receipt of a Transfer Notice from a Selling Shareholder pursuant to Section 5.02, the Company shall thereupon have the first option to purchase all (but not less than all) of such shares of Stock tendered at the Purchase Price. Such option to purchase must be exercised by the Company within thirty (30) days after receipt of the Transfer Notice. Any exercise of such option to purchase Stock by the Company shall be made by notice in writing to the Selling Shareholder, with a copy to all other Shareholders, mailed within such thirty (30) day period. If the Company elects not to exercise such option to purchase it shall so notify in writing the Selling Shareholder, with a copy to all other Shareholders, (the “Non-Exercise Notice”) mailed within such thirty (30) day period.
     (b) If the Company fails to exercise its option to purchase all of the Selling Shareholder’s Stock in accordance with Section 5.03(a) above, then upon receipt of a notice (the “Second Transfer Notice”) from a Selling Shareholder that the Company has failed to exercise its option to purchase pursuant to Section 5.03(a) above, or that the Company has notified the Selling Shareholder that it has elected not to exercise such option to purchase, the Remaining Shareholders shall thereupon have an option to purchase all of such shares tendered at the Purchase Price (pro rata based on each of the Remaining Shareholders’ ownership of Class A Common Stock). This option to purchase must be exercised by the Remaining Shareholders within thirty (30) days after receipt by the Remaining Shareholders of the Second Transfer Notice. If any Remaining Shareholder fails to exercise his option to purchase shares, or exercises such option to purchase less than all the shares available to him, then the other Remaining Shareholders shall have a period of thirty (30) days following the initial thirty (30) day period to acquire all or any part of such offered shares which are left (pro rata based on each of the other Remaining Shareholders’ ownership of Class A Common Stock). Any exercise of such option to purchase Stock by the Remaining Shareholder(s) shall be made by notice in writing to the Selling Shareholder, with a copy to all other Remaining Shareholders, mailed within such thirty (30) day period (or, if not all shares of the Selling Shareholder are acquired during such first period, then by notice mailed within the ten (10) day period following).
     (c) Any notice given pursuant to this Section 5 shall be given as provided in Section 9.01 of this Agreement.
     5.04 Purchase Price.
     (a) If the purchase price (the “Purchase Price”) set forth in the Transfer Notice is a bona fide all cash offer, then the Purchase Price shall be such all cash offer.
     (b) If all or any part of the Purchase Price set forth in the Transfer Notice is non-cash consideration, then the value attributable to such non-cash consideration shall be based on the Fair Market Value thereof determined pursuant to the provisions of Section 5.05 hereof. The time periods for exercise of options to purchase set forth in Sections 5.03(a) and (b) hereof shall be tolled until such time as the Fair Market Value of a non-cash offer has been determined in accordance with the provisions of Section 5.05 hereof.
     (c) As used in this Agreement, “Fair Market Value” of non-cash consideration shall mean the amount that would be paid therefor by a willing buyer to a willing seller, both knowledgeable in the relevant industry.
     5.05 Determination of Fair Market Value.
     (a) If all or any part of the Purchase Price specified in the Transfer Notice is a non-cash offer, then the Selling Shareholder and the Company may mutually agree as to the Fair Market Value of the non-cash offer. If the Selling Shareholder and the Company are unable to agree on such value within thirty (30) days after the Company and the Remaining Shareholders receive the Transfer Notice, then in such event, Fair Market Value shall be established as hereinafter provided by two independent qualified appraisers knowledgeable in the newspaper publishing industry, one to be appointed by the Selling Shareholder and the other to be appointed by majority vote of the Remaining Shareholders (irrespective of whether the Company shall exercise the option granted to it under Section 5.03 of this Agreement).
     (b) The two independent appraisers shall be appointed within thirty (30) days after receipt by the Company and Remaining Shareholders of the Transfer Notice. If either the Selling Shareholder or the Remaining Shareholders fails to appoint an appraiser within this time period, then its right to do so shall lapse, and the appraisal made by the one independent appraiser who is timely appointed shall be the Fair Market Value. If two appraisals are made, and if the higher appraisal does not exceed 110% of the lower, Fair Market Value will be the average of the two. If the two appraisals are further apart, a third appraiser will be selected within thirty (30) days by the first two appraisers, and the Fair Market Value will be deemed to be the average of the third appraisal and the one of the first two appraisals which is closer to the third. All appraisals shall be made within thirty (30) days of appointment of an appraiser and written notice of the results of such appraisal shall be given to the parties within such time. The Selling Shareholder shall pay the fee of the appraiser selected by it, and the Remaining Shareholders (irrespective of whether the Company shall exercise the option granted to it under Section 5.03 of this Agreement) shall pay the fee of the appraiser selected by them (in proportion to their respective ownership interests in the Company) with the fee of any third appraiser to be divided equally among the Selling Shareholder and the Remaining Shareholders.

     5.06 Failure To Exercise. If the Remaining Shareholders fail to exercise their option to purchase the Selling Shareholder’s Stock, the Selling Shareholder shall be free to dispose of such Stock prior to the later of (i) the last day of the ninety (90) day period commencing the sixth business day after the expiration of the Remaining Shareholders’ option and (ii) the fifth business day following receipt of regulatory approval to consummate such Transfer (the “Disposal Period”), but not below the Purchase Price offered to the Remaining Shareholders, and not to a different transferee than specified in the Transfer Notice (if any transferee was so specified), or in a materially different manner or on materially different terms. If the Stock is not disposed of within the Disposal Period then this right shall lapse and the Selling Shareholder must thereafter recommence the offering process to the Company and the Remaining Shareholders if he subsequently wishes to dispose of his shares. Any Person to whom the Stock of the Selling Shareholder is Transferred, following the Remaining Shareholders’ failure to exercise its/their option to purchase, shall take such Stock subject to and be bound by all of the terms and conditions and restrictions imposed by this Agreement for so long as Shareholders (other than the transferee and its transferees) hold more than 10% of outstanding Common Stock, including, without limitation, the provisions of this Section 5 and of Sections 2, 3, 4, 6 and 7 hereof, provided that the transferee shall execute and deliver to MNG a written acknowledgment of the foregoing, whereupon (i) a new certificate shall be issued representing the shares of Stock Transferred and bearing the restrictive legend set forth in Section 6.01 hereof and (ii) such transferee shall be deemed to be a “Class A Shareholder” for all purposes of this Agreement, and shall have all the rights and obligations of a Class A Shareholder hereunder.

     5.07 Payment of Purchase Price.
     (a) The purchaser of any Stock under this Section 5 shall pay the Purchase Price by a wire transfer of immediately available federal funds to a bank account designated by the Selling Shareholder upon a date mutually selected by the Selling Shareholder and the purchaser which is not more than ninety (90) days after the determination of the Purchase Price as hereinbefore provided (such date being herein referred to as the “Closing Date”).
     Upon receipt of the Purchase Price on the Closing Date, all interest of the Selling Shareholder in the Stock being sold shall terminate, and the Selling Shareholder shall cease to have any further rights as a Shareholder in the Stock being sold.
     On the Closing Date, the Selling Shareholder shall deliver to the purchaser a certificate or certificates duly endorsed for transfer representing all of the Stock being sold on that date by the Selling Shareholder.
     (b) Notwithstanding paragraph (a), in the case of a sale by Selling Shareholders of Class A Common Stock (in one transaction or a series of related transactions) representing less than fifty percent (50%) of the outstanding Class A Common Stock, the purchaser shall have the option of paying not less than ten percent (10%) of the total Purchase Price in cash on the Closing Date, and giving the Selling Stockholders the purchaser’s promissory note for the balance of the Purchase Price in not more than 120 equal monthly installments of principal.
     Simple interest on the unpaid principal balance of the Purchase Price shall accrue from the Closing Date and shall be payable monthly at the base rate of interest established by Bank of America, N.A., as such rate may change from time to time, but in no event less than the minimum rate of interest that is required under the Internal Revenue Code and the regulations thereunder to avoid the imputation of a higher rate. The first installment of principal and interest shall be due on the first day of the first calendar month following the Closing Date, and such installments shall continue on the first day of each month thereafter until the entire principal balance together with interest thereon have been paid, but in any case for a period of not more than ten (10) years from the date of the first installment.
     The purchaser’s promissory note shall provide that such note shall be payable in full (i) upon the sale of all or substantially all of the assets used by MNG or its direct or indirect Subsidiaries in the operation of their business, (ii) upon the sale of fifty percent (50%) or more of the then outstanding Stock of MNG within any 180 day period, or (iii) upon the offering of any equity securities by MNG or any Subsidiary of MNG for sale to the public after the date hereof. As used in this paragraph, the term “sale” includes an exchange of assets or Stock for assets or stock, whether or not gain or loss attributable to such transaction is recognized for federal income tax purposes. However, the term “sale” shall not include any transaction by which the Stock or assets of MNG become owned by any parties to this Agreement or any transferee permitted under Section 3 hereof or any corporation or other entity that is wholly owned by one or more of the parties to this Agreement.
     If the purchaser elects such option, in order to secure the performance by the purchaser of the obligations under his or its promissory note, the purchaser shall place the stock certificate or certificates representing the Stock purchased in escrow with such Person as shall be mutually acceptable to the purchaser and seller, as escrow agent (the “Escrow Agent”), with stock powers duly endorsed in blank, as security for the payment of the unpaid principal balance and interest on the purchaser’s promissory note. The Escrow Agent may require the purchaser and seller to execute and deliver an escrow agreement more fully outlining the obligations of the Escrow Agent and otherwise containing terms and conditions typically found in escrow agreements in commercial transactions and not inconsistent with this Agreement. The promissory note given by each purchaser shall provide that upon default in payment of any installment of principal or interest if such default shall continue for more than thirty (30) days after written notice of default has been given to the purchaser by the holder of the note, the holder of the note at that time may inform the Escrow Agent in writing of the default, and thereupon, the Escrow Agent shall deliver the stock certificates and accompanying stock powers to the holder of the promissory note. Upon such delivery (1) all obligations of the Escrow Agent to all of the parties hereunder shall cease and (2) the holder of the promissory note shall be entitled to pursue whatever remedies it may have in law or equity against the purchaser.
     Voting and dividend rights (other than the rights to any liquidating dividend) with respect to the pledged Stock shall be vested in the purchaser while such Stock is held in escrow and until there has been a default in payment of interest or principal with respect to the promissory note.
     All Stock pledged hereunder and all the accompanying stock powers shall be returned to the purchaser upon full satisfaction of the promissory note.
     In addition to the provisions for payment contained above in this Section, the purchaser, at its sole option, may prepay any amount of principal or interest due on the purchaser’s promissory note at any time, without penalty. Any prepayment shall be applied against the remaining principal installments due under the note to the Selling Shareholder in the inverse order in which such installments fall due. Any prepayment shall be applied first to pay any interest that is in arrears, and then shall be applied to reduce the entire principal balance before any prepayment is applied to interest that is not in arrears.

     5.08 Drag-Along Rights
     (a) If Scudder Shareholders and Singleton Shareholders propose to Transfer Common Stock that constitutes a majority of outstanding Common Stock in a Transfer to which the purchase rights in Section 5.01 applies and such Shareholders are Selling Shareholders (a “Majority Sale”), and neither the Company nor the Shareholders other than the Selling Shareholders have exercised purchase rights set forth in Section 5.01 of this Agreement, then the Selling Shareholders shall have the option to require each other Shareholder (a “Draggable Shareholder”), to Transfer to the proposed transferee specified in the Notice described in Section 5.02 of this Agreement on the same terms and conditions described therein that percentage of such Draggable Shareholder’s shares of Common Stock equal to the average percentage of shares of Common Stock of all Selling Shareholders being sold in the Majority Sale (the “Drag-Along Rights”), in connection with the proposed Transfer by the Selling Shareholders of their shares of Common Stock to such transferee. In connection with such Transfer, no Draggable Shareholder shall be required to give any representations or warranties or indemnities other than with respect to itself, its title to the Common Stock and the transfer of such title to the transferee free and clear of all security interest, encumbrances, claims, liens or charges of any kind (this sentence not being intended to limit a Draggable Shareholder’s responsibility for any Purchase Price adjustment or its participation in escrow arrangements).
     (b) Upon deciding to exercise their Drag-Along Rights, the Selling Shareholders shall simultaneously notify the Company and each other Shareholder in writing of their intended exercise (the “Drag-Along Notices”). Such Drag-Along Notices must be given no later than the fifth business day of the Disposal Period shall be given as provided in Section 9.01 of this Agreement.

     5.09 Tag-Along Rights.
     (a) If the Selling Shareholders have proposed to effect a Majority Sale, and neither the Company nor the Shareholders other than the Selling Shareholders have exercised their rights to purchase set forth in Section 5.01 of this Agreement, then no Selling Shareholder shall, in any one transaction or series of transactions, directly or indirectly, Transfer shares of Common Stock, unless the terms and conditions of such Transfer include an offer to the Shareholders party hereto that are not Selling Shareholders (in such context, the “Tag-Along Offerees”) to include in the Transfer to such third party, at the option of each Tag-Along Offeree, such number of shares of Common Stock owned by such Tag-Along Offeree at the time of such Transfer on the same terms and conditions (including without limitation, the proposed Purchase Price and date of Transfer) as are available to the Selling Shareholder (the “Tag-Along Rights”).
     (b) Each Tag-Along Offeree shall be entitled to include in the contemplated Transfer, at the same price and on the same terms as available to the Selling Shareholder, a number of shares of Common Stock (the “Proportionate Tag-Along Shares”) up to that percentage of such Tag-Along Offeree’s shares of Common Stock equal to the average percentage of shares of Common Stock of all Selling Shareholders being sold in the Majority Sale.
     (c) A Tag-Along Offeree may exercise its Tag-Along Rights by delivering written notice of such exercise (the “Tag-Along Exercise Notice”) to the Selling Shareholders no later than the fifth business day of the Disposal Period as provided in Section 9.01 of this Agreement.
     (d) In the event that the number of shares of Common Stock proposed to be Transferred by the Selling Shareholder, plus the proportionate number of shares of Common Stock proposed to be transferred by the Tag-Along Offerees (the “Total Transferred Shares”), exceeds the maximum number of shares of Common Stock that the third party is willing to purchase or otherwise acquire, then the number of shares of Common Stock to be Transferred by the Selling Shareholder and each Tag-Along Offeree, respectively, shall be reduced by equal percentages until the number of Total Transferred Shares equals the maximum number of shares of Common Stock that the third party is willing to purchase or otherwise acquire; provided that if such allocation would result in any such Tag-Along Offeree selling or disposing of less than the minimum number of shares of Common Stock as set forth in such Tag-Along Offeree’s Tag-Along Exercise Notice, such Tag-Along Exercise Notice shall be revoked and the shares of Common Stock which such Tag-Along Offeree would otherwise have been entitled to sell or dispose of to the Third Party shall be allocated among the Selling Shareholder and other Tag-Along Offerees who have given Tag-Along Exercise Notices pro rata (based on the number of shares of Common Stock they would otherwise have Transferred). All calculations pursuant to this Section 5.09 shall exclude and ignore any unissued shares of Common Stock of the Company issuable pursuant to stock options, warrants and other rights to acquire shares of Common Stock.
     5.10 Termination of Transaction Giving Rise to Drag-Along and Tag-Along Rights. Each of the Selling Shareholder and the proposed transferee shall have the right, in its sole discretion, at all times prior to the consummation of a proposed Transfer giving rise to the Drag-Along Rights and Tag-Along Rights set forth in Sections 5.08 and 5.09 of this Agreement to abandon, rescind, annul, withdraw or otherwise terminate such Transfer whereupon all Drag-Along Rights and Tag-Along Rights in respect of such Transfer shall become null and void, and neither the Selling Shareholder nor the third party shall have any liability or obligations to the Draggable Shareholders and Tag-Along Offerees with respect thereto by virtue of such abandonment, rescission, annulment, withdrawal or termination.

6. RESTRICTIVE LEGEND
     6.01 Form of Legend. All certificates for the shares of the Stock shall bear the legend set forth below.
“Sale, transfer, assignment, pledge, gift or any other disposition, alienation or encumbrance of the shares represented by this certificate is restricted by the terms of a Shareholders’ Agreement dated as of                     , 2007, among certain Shareholders and the Company, which may be examined at the office of the Company, and the Certificate of Incorporation of the Company, and such shares may be sold, transferred, assigned, pledged, given or otherwise disposed of, alienated or encumbered only upon compliance, with the terms of that Agreement, which is incorporated herein by reference, and the Certificate of Incorporation of the Company.”
“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the ‘Act’) and may not be offered, sold, or otherwise transferred, unless and until (i) a registration statement with respect thereto is effective under the Act or (ii) in the opinion of counsel, which opinion is reasonably satisfactory in form and in substance to counsel for the Company, such offer, sale or other transfer is in compliance with the Act and any applicable state securities laws.”
     6.02 Stock Not Registered. The parties hereto expressly acknowledge and agree that the Stock is restricted as described in the above legends; and that MNG is under absolutely no obligation to, and has no plans to, register any of the Stock under the Securities Act of 1933, as amended.
7. CLASS A COMMON STOCK
     7.01 Applicability of Section 7. The covenants set forth in this Section 7 are made for the benefit only of each of the Class A Shareholders.
     7.02 Negative Covenants. MNG covenants that it shall not do, take or permit any of the following actions, unless the same shall have first been approved (i) by all directors then serving on MNG’s Board of Directors (or on any committee of the Board of Directors appointed to consider such action with the approval of all directors then serving on MNG’s Board of

Directors), excluding any director that has recused him or herself from voting on the particular action, (ii) by unanimous approval of the full Executive Committee of MNG’s Board of Directors as appointed by all directors then serving on MNG’s Board of Directors, or (iii) by the holders of not less than 90% of the shares of Class A Common Stock then outstanding and held by Persons that are parties to or otherwise bound by the terms of this Agreement, and each of the Class A Shareholders covenants that he, she or it shall use its best efforts to cause MNG to refrain from such actions (and in any event not permit MNG to take any of such actions), unless they have been approved in the manner provided above:
     (a) Declare and pay any dividends on any class of its common stock;
     (b) Purchase or redeem any of its capital stock (other than pursuant to (i) MNG’s Career RSU Plan, (ii) agreements approved by all directors then serving on MNG’s Board of Directors (or on any committee of the Board of Directors appointed to consider such action with the approval of all directors then serving on MNG’s Board of Directors), excluding any director that has recused himself or herself from voting on the particular action, or (iii) Section 7(a) of Article FOURTH of the Amended and Restated Certificate of Incorporation of MNG (as it may be so amended from time to time, the “Restated Certificate”));
     (c) Adopt annual capital or annual operating budgets;
     (d) Except as otherwise provided in the Restated Certificate, acquire any Subsidiary, or liquidate or dissolve itself, or merge or consolidate, or cause or permit any Subsidiary to be merged or consolidated, with any corporation (other than another Subsidiary of MNG), or enter into any transaction under which any class of its stock would be acquired or the stock of any Subsidiary would be sold, or sell, lease, encumber, convey, transfer or otherwise dispose of all or any substantial part of its assets or those of any Subsidiary (other than to another Subsidiary of

MNG), or amend its Restated Certificate or Bylaws, or permit any Subsidiary to issue capital stock to any Person other than MNG (or its Subsidiaries) or elect any directors of any Subsidiary;
     (e) Issue equity securities of MNG, or securities of a class convertible into equity securities of MNG, or incur obligations of MNG to issue additional equity securities (other than the issuance of shares of Class A Common Stock upon conversion of Class B Common Stock, par value $0.001 per share, of MNG (“Class B Common Stock”) pursuant to Article FOURTH of the Restated Certificate);
     (f) Increase the aggregate borrowing capacity of MNG and its Subsidiaries by more than $10 million in any fiscal year under its bank credit facilities;
     (g) Enter into or acquiesce in any agreement which limits or restricts the rights of MNG or any of the parties to this Agreement to comply with the provisions of this Agreement;
     (h) Replace or discharge the chief executive officer of MNG; or
     (i) Give any consent pursuant to Section 4.01 of this Agreement.
     7.03 MNG Board Composition.
     (a) Each Class A Shareholder covenants and agrees to vote all of his, her or its shares of Class A Common Stock, whether now owned or hereafter acquired or which such Class A Shareholder may be empowered to vote, from time to time and at all times, in whatever manner shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders MNG’s Board of Directors shall consist of an even number of directors and (A) fifty percent (50%) of directors then serving on MNG’s Board of Directors (exclusive of up to three (3) independent directors) shall be individuals designated by the Singleton Shareholders, and (B) fifty percent (50%) of directors then serving on MNG’s Board of Directors (exclusive of up to three (3) independent directors) shall be individuals designated by the Scudder Shareholders.
     (b) Each Class A Shareholder also covenants and agrees to vote all of his, her or its shares of Class A Common Stock, whether now owned or hereafter acquired or which such Class A Shareholder may be empowered to vote, from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Section 7.03(a) hereof (other than independent directors) may be removed from office unless such removal is directed or approved by the Class A Shareholders entitled under Section 7.03(a) to designate that director and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 7.03(a) (other than independent directors) shall be filled pursuant to the provisions of Section 7.03(a). Each Class A Shareholder agrees to execute any written consents required to effectuate the obligations of this Agreement, and MNG agrees at the request of any party entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.
     7.04 Certain Determinations and Actions. Prior to determining to redeem the Class C Common Stock pursuant to Section 7(a) of Article FOURTH of the Restated Certificate, the Board of Directors shall (i) consult with Hearst and (ii) use reasonable commercial efforts to restructure the investment in the Non-Bay Area Business represented by the Class C Common Stock to eliminate the Tax Event (as defined in the Restated Certificate) without imposing any adverse consequences on the Company or holders of Class A Common Stock. In making any determination pursuant to the second sentence of Section 8.02(e), the Board of Directors of MNG shall not owe any fiduciary duty to the holders of Class C Common Stock and no such determination shall constitute a breach of any fiduciary duty the Board of Directors of MNG might otherwise be deemed to owe to holders of Class C Common Stock, and Hearst (for itself and on behalf of each Hearst Permitted Transferee) hereby agrees not to assert any such claim. Hearst will not have any approval rights pursuant to Section 8.02 with respect to any determination of the Board of Directors (x) pursuant to the second sentence of Section 8.02(e) or (y) to redeem Class C Common Stock.
8. CLASS C COMMON STOCK
     8.01 Applicability of Section 8. The covenants set forth in Sections 8.02 through 8.06 of this Section 8 are made for the benefit only of Hearst and Hearst Permitted Transferees, and shall be effective only for so long as Hearst and the Hearst Permitted Transferees own shares of Class C Common Stock and the Class C Allocation Percentage (as defined in the Restated Charter) is at least equal to 15 percent (15%).
     8.02 Certain Covenants With Respect to the Class C Common Stock.
     (a) Subject to the limitations set forth below in Section 8.02(e), MNG covenants that it shall not, without the prior written consent of Hearst:
(i)	sell, lease, transfer or otherwise dispose of substantially all of the assets, property and goodwill of any newspaper or related publication allocated to the Non-Bay Area Business in any fiscal year where the aggregate consideration in all such transactions in such fiscal year exceeds $15,000,000 (other than pro rata to the holders of Class A Common Stock and the holders of Class C Common Stock, based on the relative Fair Values (as defined in the Restated Certificate) of the aggregate number of outstanding shares of the Class A Common Stock and Class C Common Stock, respectively);

(ii)	invest in or purchase the securities of, or any interest in, any Person, which securities or interests are to be allocated to the Non-Bay Area Business, except pursuant to clause (iii) of this Section 8.02(a) and except for Money Market Investments;

(iii)	acquire capital stock (or other equity interests) or capital assets of any Person or business to be allocated to the Non-Bay Area Business in any fiscal year where the aggregate consideration paid in all such transactions in such fiscal year exceeds $15,000,000;

(iv)	merge or consolidate with any Person (other than a merger or consolidation which does not involve any part of the Non-Bay Area Business);

(v)	enter into (x) any contract, agreement or transaction for any goods or services purchased for the Bay Area Business and Non-Bay Area Business on a joint basis unless the terms related to the individual newspapers (to the extent both Bay Area Business and Non-Bay Area Business newspapers are included) embodied in such contract, agreement or transaction are the same in all material respects (to the extent such contract, agreement or transaction does not specify terms for the individual newspapers, allocations to the individual newspapers shall be done on the same basis) or (y) any contract, agreement, understanding or transaction between the Non-Bay Area Business and an Affiliate of MNG (including the Bay Area Business) that involves goods, services or properties of a value of more than $1,000,000 in the aggregate over the entire term of such contract, agreement, understanding or transaction, and does not reflect arms’ length terms;

(vi)	allocate to the Non-Bay Area Business (x) any indebtedness for borrowed money or (y) any capitalized leases, in each case in excess of an aggregate of $10,000,000 per year (on a combined basis) and except for (a) borrowings pursuant to any revolving credit arrangement previously approved pursuant to this Section 8.02(a) (for which purposes the Company’s senior credit facility as in effect on the Effective Date shall be deemed to be so approved), (b) refinancings or extensions of any existing indebtedness allocated to the Non-Bay Area Business and (c) borrowing to fund capital expenditures previously approved by MNG’s Board of Directors and, if applicable, Hearst pursuant to clause (vii) of this Section 8.02(a) or (z) any hedge agreement in respect of obligations exceeding $10,000,000;

(vii)	allocate to the Non-Bay Area Business any capital expenditure in excess of $2,500,000 individually, and $5,000,000 in the aggregate in any fiscal year, outside of the capital and operating budgets provided to Hearst under Section 8.02(c); provided, however, that Hearst’s consent shall not be required for any such capital expenditure made by CNP which benefits both the Bay and Non-Bay Area Business of CNP;

(viii)	designate any Bay Area Newspaper as a Non- Bay Area Newspaper for purposes of the Restated Certificate;

(ix)	make any change to the methodology employed to determine Fair Value for purposes of Article FOURTH of the Restated Certificate, as set forth in Schedule 7.3(c) to the Stock Purchase Agreement (the “Fair Value Policy”), as modified from time to time pursuant to this clause (ix);

(x)	make any adjustment to the methodology employed to determine adjustments to the Class C Allocation Percentage as set forth in the Fair Value Policy (as modified from time to time pursuant to this clause (x));

(xi)	make any change to the allocation policies set forth in Schedule 7.3(b) to the Stock Purchase Agreement (as modified from time to time pursuant to this clause (xi));

(xii)	issue securities of MNG conferring on the holders thereof an equity interest in the Non-Bay Area Business (“Non-Bay Area Equity Securities”), or securities of a class convertible into Non-Bay Area Equity Securities, or incur obligations of MNG to issue Non-Bay Area Equity Securities (other than (x) the issuance of shares of Class A Common Stock upon conversion of Class B Common Stock pursuant to Article FOURTH of the Restated Certificate, or (y) the issuance of up to 150,000 shares of Class B Common Stock pursuant to outstanding restricted stock units awarded under MNG’s Career RSU Plan);

(xiii)	purchase or redeem Non-Bay Area Equity Securities (other than pursuant to (w) agreements previously approved by Hearst, (x) MNG’s Career RSU Plan, (y) employment and other agreements with Messrs. Singleton and

Lodovic in effect prior to the Effective Date and (z) Section 7(a) of Article FOURTH of the Restated Certificate);

(xiv)	amend the Restated Charter in a manner adverse to the rights and preferences of the Class C Common Stock (for the avoidance of doubt, this clause will not prohibit the amendment of the Restated Charter to authorize capital stock other than Non-Bay Area Equity Securities); or

(xv)	take any other action that requires an adjustment of the Class C Allocation Percentage pursuant to Section 8 of Article FOURTH of the Restated Certificate (other than as permitted under other clauses of this Section 8.02).
     (b) Hearst shall receive copies of monthly financial statements relating to the Non-Bay Area Business at the same time as monthly financial statements relating to MNG are furnished to the management of MNG. The management of MNG will make themselves available to Hearst at least quarterly to review monthly financial operating results and projections of future performance of the Non-Bay Area Business. Hearst shall also receive annual audited financial statements of the Non-Bay Area Business within one hundred-twenty (120) days after the end of MNG’s fiscal year (or such later date as the audited financial statements of MNG are ready). Such audited financial statements shall be accompanied by audited financial statements of MNG which include a set of consolidating financial statements of the Bay Area Business and Non-Bay Area Business. Such consolidating financial statements will be accompanied by the opinion of MNG’s auditors to the effect that such information has been subjected to the auditing procedures applied in their audits of the basic financial statements and, in their opinion, is fairly stated in all materials respects in relation to the basic financial statements taken as a whole.

     (c) Hearst shall be invited to the portion of any budget review meetings that relate solely to publications allocated to the Non-Bay Area Business. The annual operating budgets and capital plans of the publications allocated to the Non-Bay Area Business will be submitted to Hearst for its review prior to their submission to MNG’s (or the relevant MNG Subsidiary’s) Board of Directors for its approval.
     (d) To the extent MNG has such rights, (i) MNG shall consult with Hearst prior to terminating the employment of the most senior publishing employee at any newspaper with annual revenue in excess of $25,000,000 included in the Non-Bay Area Business and (ii) Hearst shall have the right to approve the hiring of any individual as the most senior publishing employee at any newspaper with annual revenue in excess of $25,000,000 included in the Non-Bay Area Business, and the terms of his or her employment, including but not limited to compensation; provided, however, that if Hearst does not approve the hiring or the terms of employment of any such individual proposed by MNG, MNG may then, in its sole discretion, after consulting with Hearst, hire any other individual as the most senior publishing employee at the applicable newspaper on such terms as MNG may, in its sole discretion, deem appropriate.
     (e) In exercising its rights under this Section 8.02, Hearst (and Hearst Permitted Transferees)
(i)	shall notify MNG of such exercise by written notice, which must be delivered to MNG during the period ending on the earlier of (i) the date that is fifteen days following the date that it is given written notice of the proposed action by MNG and (ii) if MNG using its reasonable efforts is unable to give notice fifteen days in advance of the proposed action (and MNG shall use its reasonable efforts to give Hearst such notice as far in advance of the proposed action as practicable), the close of business on the day that is prior to the day that the proposed action is to become effective (which shall be at least three business days following the date that written notice of the proposed action is delivered to Hearst);

(ii)	shall be deemed to owe MNG and the Class A and B Shareholders the same fiduciary duties as are owed by a member of a board of directors of a Delaware corporation under the laws of the state of Delaware (which duties include the duties of loyalty, care and good faith) where such corporation owns only the Non-Bay Area Business, understanding that it shall be deemed a breach of such fiduciary duties for Hearst to exercise any rights under this Section 8.02 to influence any aspect of MNG’s management of the Bay Area Business, to impair or impede in any significant way the ability of the Bay Area Business to compete in the San Francisco Bay area, or to obtain information concerning the Bay Area Business that is not otherwise permitted by this Agreement; and

(iii)	shall not take such action unless the proposed action to be blocked is not in the best interests of the Non-Bay Area Business, and the exercise of such rights to block such proposed action would not impede the ability of the Bay Area Business to compete in the San Francisco Bay area.
In the event that Hearst exercises its rights under this Section 8.02 and the effect of such exercise of rights is to block any decision otherwise made by the management or Board of Directors of MNG or any of its Subsidiaries, and the Board of Directors of MNG determines that such exercise of rights by Hearst violated the first sentence of this paragraph (e) (encompassing subparagraphs (i), (ii) and (iii)), then notwithstanding any objection or legal proceeding brought by Hearst, MNG may proceed to implement such decision, provided that Hearst shall have the right to bring a legal proceeding challenging such determination by the Board of Directors of MNG (or challenging the removal of a director of an MNG Subsidiary designated by Hearst pursuant to the third sentence of Section 8.03), in which proceeding Hearst shall not be entitled to preliminary equitable relief, and shall have the burden of proof to establish that its’ exercise of its’ rights under this Section 8.02 (or, in the case of a removal of a director pursuant to the third sentence of Section 8.03, the actions of the director) did not violate subparagraph (iii) of the first sentence of this paragraph (e), and if it finally prevails in such proceeding, Hearst shall be entitled to appropriate damages and equitable relief, as determined by the court.
     (f) Notwithstanding any provision of this Shareholders Agreement, the holder of the Class C Common Stock shall have no right to vote in elections for, or in any way to influence the elections of, the Board of Directors of MNG.
     8.03 Boards of Directors of Entities Comprising the Non-Bay Area Business. For so long as Hearst and the Hearst Permitted Transferees own shares of Class C Common Stock and the Class C Allocation Percentage is at least fifteen percent (15%), Hearst may designate from time to time one (1) director (the identity of whom shall be reasonably acceptable to the Board of Directors of MNG) serving on the Board of Directors of each Subsidiary of MNG (other than California Newspapers Partnership, a Delaware General Partnership (“CNP”), any Subsidiary holding assets comprising part of the Bay Area Business, any Subsidiary which operates in the San Francisco Bay area, any Subsidiary managing CNP or any such Subsidiary, and their successors) (“Applicable Subsidiaries”); provided, however, that with respect to any Applicable Subsidiary that is not wholly owned by MNG, the number of directors that may be designated by

Hearst shall equal the product of the total number of directors that MNG is entitled to designate to the applicable Board of Directors multiplied by twenty percent (20%), rounded down to the next whole number; provided that in the event that MNG is entitled to appoint less than five (5) members of the Board of Directors of such non-wholly owned Subsidiary, MNG shall use its reasonable efforts to afford a representative of Hearst observer rights at meetings of the Board of Directors of such Subsidiary. In the event that any director designated by Hearst resigns from the applicable Board of Directors, Hearst may designate his or her successor (the identity of whom shall be reasonably acceptable to the Board of Directors of MNG). To the extent within MNG’s power, no director designated by Hearst may be removed from the applicable Board of Directors without Hearst’s prior written consent (or Hearst’s written direction to do so), except that MNG may remove any director designated by Hearst if such director has acted to block any action proposed by the management of such Subsidiary, MNG or MNG’s board of directors and such action by such director does not satisfy both prongs of the test set forth in clause (iii) of the first sentence of Section 8.02(e). To the extent within MNG’s power, MNG shall take all actions necessary or, in the case of non-wholly owned Subsidiaries, shall use its reasonable efforts, from time to time to cause Hearst’s designees to be elected to the Boards of Directors of the Applicable Subsidiaries in accordance with this Section 8.03, provided that in the case of the removal of a director pursuant to the last clause of the preceding sentence, MNG shall have the right to approve Hearst’s designee to replace the removed director. Hearst’s nominees for such directorships are identified in Exhibit A attached hereto.
     8.04 Dividends.
     (a) The Board of Directors shall not, without the consent of Hearst, declare a dividend on the Class A Common Stock from the cash flow of the Bay Area Business (other than as described in the following proviso) unless the Board of Directors shall also declare a dividend on the Class A Common Stock and Class C Common Stock out of the cash flow of the Non-Bay Area Business (the “Non-Bay Area Dividend”) equal to the same percentage of after-tax cash flow over the relevant period of the Non-Bay Area Business; provided, however, that (x) the amount of the Non-Bay Area Dividend shall not be required to exceed the funds legally available therefor and (y) the Board of Directors may declare dividends on the Class A Common Stock out of assets of the Bay Area Business in amounts of up to $10,000,000 in each of the five (5) fiscal years commencing with the Company’s fiscal year ended June 30, 2008, without declaring a dividend on the Class C Common Stock (it being understood that such dividends shall not require any dividends to be declared on the Class C Common Stock at any time), and to the extent that such dividends are not declared, the undeclared amount shall be carried forward and increase such amount for the next fiscal year (including fiscal years beyond the fifth such fiscal year). Any Non-Bay Area Dividend shall be apportioned between the Class A Common Stock and the Class C Common Stock in the manner described in Section 3(d)(ii) of Article FOURTH of the Restated Certificate. For the avoidance of doubt, nothing in this paragraph (a) shall be deemed to limit the ability of MNG to declare or pay any dividend on (x) the Class A Common Stock so long as it also pays such dividend as may be required by this paragraph on the Class C Common Stock and (y) the Class C Common Stock.
     (b) During any period in which there is no indebtedness allocated to the Non-Bay Area Business or MNG has reserved funds allocated to the Non-Bay Area Business sufficient to fully satisfy all such indebtedness, the Company shall declare and pay dividends annually on the Class A Common Stock and Class C Common Stock, apportioned as described in (a) above, out of the assets of the Non-Bay Area Business legally available therefor, in an aggregate amount equal to the cash flow thereof for such period, less amounts reserved to meet capital expenditure requirements, expected liabilities and working capital needs, taxes and other approved expenditures, in each case of the Non-Bay Area Business, provided that such dividends shall not exceed the amount (i) legally available therefor or (ii) permitted under the Company’s debt instruments or indentures. For the avoidance of doubt, nothing in this paragraph (b) shall be deemed to limit the ability of MNG to declare or pay any dividend on the Class A Common Stock at any time so long as it also pays a proportionate dividend on the Class C Common Stock.
     8.05 William Dean Singleton. William Dean Singleton covenants that he shall not acquire an equity interest in any newspaper or other advertising-supported business (other than MNG and Fairbanks Daily News Miner, Inc.) with a value in excess of $250,000 unless and until (i) he notifies MNG (an “Investment Notice”) in advance of the potential acquisition (the “Investment”), which notice shall set forth the purchase price and any other principal terms thereof, and affords MNG the opportunity to make such investment, and (ii) whether or not Hearst’s approval is required for MNG to make such investment, Hearst does not approve of MNG making such investment. If MNG notifies Mr. Singleton that Hearst has approved MNG’s making such investment, then Mr. Singleton shall refrain from making the Investment; provided, however, that if consummation of the Investment is subsequently abandoned by MNG, Mr. Singleton shall be free to make the Investment without any further notification to MNG pursuant to this Section 8.05. With respect to any Investment, MNG shall notify Mr. Singleton of Hearst’s determination within twenty (20) days after its receipt of the applicable Investment Notice. Notwithstanding the foregoing, in no event shall Mr. Singleton make any investment in any business that would in any material respect interfere with his devoting his full business time and attention to MNG during the term of his full time employment with MNG.

     8.06 No Rights Concerning Bay Area Business. Notwithstanding anything in this Agreement to the contrary, nothing herein shall afford any Class C Shareholder in its capacity as such any management, control, influence, information or other rights with respect to the Bay Area Business or MNG generally.
9. MISCELLANEOUS
     9.01 Notices. All notices and other communications hereunder shall be in writing and deemed to have been duly given if delivered by hand or mailed, postage prepaid by certified mail, return receipt requested to the following Persons and addresses:

(a)	To MNG or William Dean	W. Dean Singleton,
	Singleton:	Vice Chairman, Chief Executive Officer
and President
101 W. Colfax, Suite 1100
Denver, Colorado 80202
Facsimile: (303) 954-1929

	With A Copy To:	James Modlin, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Facsimile: (202) 422-4726

(b)	To The Scudder Family	Jean L. Scudder
	Voting Trust, The Jean L.	193 Old Kents Hill Road
	Scudder Irrevocable Trust, The	Readfield, Maine 04335
Scudder Family 1987 Trust, Jean
Scudder

	With A Copy To:	Frederick W. Rose, Esq.
Lindabury, McCormick, Estabrook & Cooper, P.C.
20 Bingham Avenue
Rumson, New Jersey 07760
Facsimile: (732) 758-1879

(c)	To Charles A. Scudder:	Dr. Charles A. Scudder
4625 SW 29th Ave.
Portland, OR 97239

	With A Copy To:	Frederick W. Rose, Esq.
Lindabury, McCormick, Estabrook & Cooper, P.C.
20 Bingham Avenue
Rumson, New Jersey 07760
Facsimile: (732) 758-1879

(d)	To Elizabeth H. Difani, The	Mrs. Elizabeth H. Difani
	Miguel Difani Irrevocable	6000 Apple Road
	Trust, The Chipeta Difani	Route 1, Box 138
	Irrevocable Trust, The Katya	Polson, MT 59860
Difani Revocable Trust:

	With A Copy To:	Frederick W. Rose, Esq.
Lindabury, McCormick, Estabrook & Cooper, P.C.
20 Bingham Avenue
Rumson, New Jersey 07760
Facsimile: (732) 758-1879

(e)	To Carolyn Miller, The	Mrs. Carolyn Miller
	Jennifer Miller Revocable	926 South Waterloo Road
	Trust, The Katherine Miller	Devon, PA 19333
Revocable Trust:

	With A Copy To:	Frederick W. Rose, Esq.
Lindabury, McCormick, Estabrook & Cooper, P.C.
20 Bingham Avenue
Rumson, New Jersey 07760
Facsimile: (732) 758-1879

(f)	To The Singleton	Howell E. Begle, Jr., Esq.
	Family Voting Trust:	Hughes Hubbard & Reed LLP
1775 I Street, N.W.
Washington, D.C. 20006-2401
Facsimile: (202) 721-4646

(g)	To The Singleton	Howell E. Begle, Jr., Esq.
	Family Revocable	Hughes Hubbard & Reed LLP
	Trust:	1775 I Street, N.W.
Washington, D.C. 20006-2401
Facsimile: (202) 721-4646

	With A Copy To:	Patricia Robinson
101 W. Colfax, Suite 1100
Denver, Colorado 80202
Facsimile: (303) 954-1929

(h)	To The Singleton	Howell E. Begle, Jr., Esq.
	Family Irrevocable	Hughes Hubbard & Reed LLP
	Trust:	1775 I Street, N.W.
Washington, D.C. 20006-2401
Facsimile: (202) 721-4646

	With A Copy To:	Patricia Robinson
101 W. Colfax, Suite 1100
Denver, Colorado 80202
Facsimile: (303) 954-1929

(i)	To Joseph J. Lodovic, IV:	Joseph J. Lodovic, IV
MediaNews Group, Inc.
101 W. Colfax, Suite 1100
Denver, Colorado 80202
Facsimile: (303) 954-1929

(j)	To Hearst:	The Hearst Corporation
300 West 57th Street
New York, NY 10019
Attention: General Counsel
Fax No.: (212) 649-2196

	With A Copy To:	Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Kathleen L. Werner
Fax No.: (212) 878-8526
or to such subsequent Persons and addresses as may be specified by notice.
     9.02 Equitable Relief. The parties hereby acknowledge that monetary damages are insufficient to adequately remedy the damages which will accrue, or which have accrued, to a party hereto by reason of a failure to perform any of the obligations required under this Agreement. Therefore, if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any Person (including MNG) against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or personal representative has or have an adequate remedy at law, and such Person shall not advance in any such action or proceeding the claim or defense that such remedy at law exists.
     9.03 Entire Agreement. Except as otherwise expressly provided herein, this Agreement contains the entire agreement among the parties and it may not be modified, changed, or amended unless the same be in writing and signed by all of the parties hereto, or their successors or assigns.
     9.04 Successors and Assigns. All of the terms and conditions herein contained shall bind each of the parties hereto, their successors, assigns, distributees, legatees, heirs, executors, administrators and personal representatives and also any receiver or trustee in bankruptcy or insolvency.
     9.05 Brokerage and Expenses. The parties hereto agree to pay their respective expenses incurred in connection with this Agreement. Each of the parties represents that it has had no dealings in connection with this transaction with any finder, broker or other third party who may have a claim against any of the other parties hereto arising out of or in connection with any of the transactions contemplated by this Agreement; and each agrees to indemnify the others against and hold the others harmless from any and all liabilities (including without limitation, cost of counsel) to any Persons claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of, or loss of investment rights or opportunity caused by, the indemnifying party in connection with this Agreement or the transactions contemplated hereby.
     9.06 Waivers. The terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. Notwithstanding the foregoing, (i) a waiver of rights of all Class A Shareholders hereunder shall be effective if executed by (x) Class A Shareholders holding at least seventy-five percent (75%) of the shares of Class A Common Stock held by all Class A Shareholders and (y) Hearst, if Hearst or any Hearst Permitted Transferee is then a Class A Shareholder, and (ii) a waiver of rights of all Class C Shareholders hereunder shall be effective if executed by Class C Shareholders holding at least a majority of the shares of Class C Common Stock held by all Class C Shareholders. No waiver by any party of any breach of any term, covenant, representation, condition or warranty contained in this Agreement, whether by contract or otherwise, in any one or more instances, shall be deemed to be or construed as a waiver of any other breach of any other term, covenant, representation, condition or warranty contained in this Agreement.
     9.07 Amendment. This Agreement may be amended only by a written instrument executed by (i) Shareholders holding at least seventy-five percent (75%) of the shares of Class A Common Stock held by all Class A Shareholders and (ii) Hearst.
     9.08 Announcement. Such public announcement or “release” describing the transactions provided for herein as may be required by applicable law or regulation shall be made (and jointly agreed to) by MNG and Hearst. No other public announcement or release with respect to the transactions provided for herein shall be made by any party, unless the same shall be approved in advance by the other parties hereto.

     9.09 Captions and Pronouns. The captions appearing in this Agreement are included solely for the convenience of the parties and shall not be given any effect in construing this Agreement. Wherever singular pronouns are used herein, the same shall include the plural, and vice versa, and wherever words of any gender are used herein, such words shall include other genders.
     9.10 Choice of Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to the conflict of laws provisions thereof.
     9.11 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile signatures, each of which shall be deemed to be an original, and all of which taken together shall be deemed to be one and the same instrument.
     9.12 Termination of Prior Shareholders’ Agreement. Effective as of the date of this Agreement, the Prior Shareholders’ Agreement is hereby terminated and of no further force or effect (other than any obligations of any party thereto which accrued prior to the date of this Agreement), provided, this Section 9.12 shall not serve to eliminate liability arising out of conduct, events or circumstances prior to the date of this Agreement.
     9.13 Regulatory Matters. Notwithstanding anything in this Agreement to the contrary, Hearst covenants that it will not have or will give up governing rights with respect to any and all newspapers located in markets where Hearst or any of its Affiliates owns a television station if necessary to comply with Federal Communications Commission cross-ownership rules.
     9.14 Parties. During the term of this Agreement, if any Class A Shareholder Transfers in accordance with this Agreement all of the shares of Class A Common Stock owned by such Class A Shareholder, then effective upon such Transfer such Class A Shareholder shall no longer be a party to or bound by this Agreement, provided, this Section 9.14 shall not serve to eliminate liability arising out of conduct, events or circumstances prior to such Transfer. Notwithstanding the foregoing, Hearst shall remain a party to this Agreement for so long as any Hearst Permitted Transferee is a Shareholder hereunder.
     9.15 Certain Definitions. As used in this Agreement:
     (a) “Affiliate” shall mean, with respect to any Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person. “control” (including, with correlative meanings, “controlled by”, “under common control with” and “controlling”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the relevant Person (whether through ownership of securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors, management committee or other management structure of such Affiliate, or otherwise).
     (b) “Bay Area Business” shall have the meaning specified in the Restated Charter.
     (c) “Common Stock” shall mean on any date the outstanding Class A Common Stock, together with outstanding Class B Common Stock and outstanding Class C Common Stock, in the case of Class B Common Stock as if converted into Class A Common Stock on such date.
     (d) “Money Market Investment” shall mean (i) any security issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having a remaining maturity of not more than one year, (ii) any certificate of deposit, eurodollar time deposit and bankers’ acceptance with remaining maturity of not more than one year, any overnight bank deposit, and any demand deposit account, in each case with any lender under the Company’s senior debt facility or with any United States commercial bank having capital and surplus in excess of $500,000,000 and rated B or better by Thomson Bankwatch Inc., (iii) any repurchase obligation with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above, and (iv) any commercial paper issued by any lender under the Company’s senior debt facility or the parent corporation of any such lender and any other commercial paper rated A-1 or higher by S&P or Prime-1 by Moody’s Investors Service, Inc. (and any successor thereto) and in any case having a remaining maturity of not more than one year.
     (e) “Non-Bay Area Business” shall have the meaning specified in the Restated Charter.
     (f) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.
     (g) “Restated Charter” shall mean the Certificate of Incorporation of the Company as in effect from time to time.
     (h) “Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or partnership a majority or more of whose outstanding voting securities or membership or partnership interests, as the case may be, are, directly or indirectly, owned by such Person.

     IN WITNESS WHEREOF, the parties have entered into this amended and restated Agreement as of the date and year first shown above.

MEDIANEWS GROUP, INC.
By:
William Dean Singleton, Vice Chairman & CEO

William Dean Singleton, Individually

THE SINGLETON FAMILY VOTING TRUST FOR MEDIANEWS GROUP, INC.

By:
Howell E. Begle, Jr., Trustee

THE SINGLETON FAMILY IRREVOCABLE TRUST
By:
Howell E. Begle, Jr., Trustee

By:
Patricia Robinson, Trustee

THE SINGLETON FAMILY REVOCABLE TRUST
By:
William Dean Singleton, Trustee

By:
Howell E. Begle, Jr., Trustee

Joseph J. Lodovic, IV, Individually

THE SCUDDER FAMILY VOTING TRUST FOR MEDIANEWS GROUP, INC.
By:
Jean L. Scudder, Trustee

THE JEAN L. SCUDDER IRREVOCABLE TRUST
By:
Amy Trunnell, Trustee

THE SCUDDER FAMILY 1987 TRUST

By:
Jean L. Scudder, Trustee

Jean L. Scudder, Individually

Charles Scudder, Individually

Carolyn Miller, Individually

THE JENNIFER MILLER REVOCABLE TRUST
By:
Carolyn Miller, Trustee

THE KATHERINE MILLER REVOCABLE TRUST
By:
Carolyn Miller, Trustee

Elizabeth Difani, Individually

THE MIGUEL DIFANI IRREVOCABLE TRUST
By:
Elizabeth Difani, Trustee

THE CHIPETA DIFANI IRREVOCABLE TRUST
By:
Elizabeth Difani, Trustee

THE KATYA DIFANI REVOCABLE TRUST
By:
Elizabeth Difani, Trustee

THE HEARST CORPORATION
By: